Global Crossing Announces Expiration of

Exchange Offer for 12% Senior Secured Notes Due 2015

FOR IMMEDIATE RELEASE: FRIDAY, JULY 30, 2010

Florham Park, N.J. -- Global Crossing Limited (NASDAQ: GLBC) today announced the expiration of its exchange offer for any and all of its outstanding $750,000,000 in aggregate principal amount of 12% Senior Secured Notes due 2015 (CUSIP Nos. 37932J AB9 and G3921A AA8) (the "Original Notes"), which were issued on September 22, 2009, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act of 1933 (the "Securities Act"), for an equal principal amount of a new issue of 12% Senior Secured Notes due 2015 (CUSIP No. 37932JAC7) (the "New Notes"), which have been registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission. The exchange offer expired at 5:00 p.m., Eastern Time, on July 30, 2010.

Wilmington Trust FSB, the exchange agent for the exchange offer, has advised that $750,000,000 aggregate principal amount of the Original Notes were validly tendered and not validly withdrawn prior to the expiration of the exchange offer, which represents 100% of the aggregate principal amount of Original Notes outstanding upon commencement of the exchange offer. Global Crossing has accepted for exchange all of the Original Notes validly tendered and not validly withdrawn. The company expects to complete the exchange offer and to issue the New Notes in exchange for the Original Notes on or about August 2, 2010.

This news release is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any security. The exchange offer is being made only pursuant to the exchange offer documents, including the prospectus and letter of transmittal that were distributed to the holders of the Original Notes and were filed with the Securities and Exchange Commission.

ABOUT GLOBAL CROSSING

Global Crossing (NASDAQ: GLBC) is a leading global IP and Ethernet solutions provider with the world's first integrated global IP-based network. The company offers a full range of data, voice and collaboration services with an industry leading customer experience and delivers service to approximately 40 percent of the Fortune 500, as well as to 700 carriers, mobile operators and ISPs. It delivers converged IP services to more than 700 cities in more than 70 countries around the world.

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CONTACT GLOBAL CROSSING:

Press Contacts

Michael Schneider

+ 1 973 937 0146

Michael.Schneider@globalcrossing.com

Analysts/Investors Contact

Mark Gottlieb

+ 1 800 836 0342

glbc@globalcrossing.com

Antonio Suarez

+1 973 937 0233

Antonio.Suarez@globalcrossing.com